UNITED STATES
                       SECURITIES  AND  EXCHANGE  COMMISSION
                             Washington,  D.C.  20549

                                   FORM  12b-25
                           NOTIFICATION OF LATE FILING

                                 SEC FILE NUMBER
                                    000-28459


                                  CUSIP NUMBER
                                  ____________



             (Check One) | | Form 10-K and Form 10-KSB |_| Form 20-F |_| Form 11-K |X| Form 10-Q and Form 10-QSB |_| Form N-SAR

                        For Period Ended: March 31, 2002

                  [  ]  Transition  Report  on  Form  10-K
                  [  ]  Transition  Report  on  Form  20-F
                  [  ]  Transition  Report  on  Form  11-K
                  [  ]  Transition  Report  on  Form  10-Q
                  [  ]  Transition  Report  on  Form  N-SAR
                  For  the  Transition  Period  Ended:  __________________

Read  Instructions  (on  back page) Before Preparing Form. Please Print or Type.

Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:

         N/A
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PART  I  -  REGISTRANT  INFORMATION

Universal  Media  Holdings,  Inc.
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Full  Name  of  Registrant

N/A
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Former  Name  if  Applicable




44  Delafield
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Address  of  Principal  Executive  Office  (Street  and  Number)


New  Brunswick,  New  Jersey  08901
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City,  State  and  Zip  Code




PART  II  -  RULES  12b-25(b)  AND  (c)

If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)

|X|          (a)   The  reasons  described  in  reasonable  detail  in
                   Part III of this form could not be eliminated without unreasonable effort or expense;

|X|          (b)   The  subject  annual  report,  semi-annual  report,
                   transition  report  on  Form  10-K,  Form  10-KSB,
                   Form 20-F, Form 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, Form 10-QSB, or portion thereof, will be filed on or before the fifth calendar day following the prescribed due date; and

|  |          (c)   The  accountant's  statement  or  other  exhibit
                   required by Rule 12b-25(c) has been attached if applicable.




PART  III  -  NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, Form 20-F, Form 11-K, Form 10-Q and Form 10-QSB, Form N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

(Attach  Extra  Sheets  if  Needed)




The Registrant is unable to file, on the prescribed filing date, without unreasonable effort and expense, its quarterly report on Form 10-QSB for the quarter ended March 31, 2002, because of unanticipated difficulties and delays in collecting and formatting data.


PART  IV  -  OTHER  INFORMATION

(1) Name and telephone number of persons to contact in regard to this notification

         Michael  Krome,  Esq.               631                737-8381
     --------------------------         ----------       ------------------
         (Name)                         (Area  Code)      (Telephone  Number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). |X| Yes | | No

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? | | Yes |X| No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.




                           Universal  Media  Holdings,  Inc.
                  (Name  of  Registrant  as  Specified  in  Charter)


Date:    May  15,  2002                      By:  /s/  Douglas  Thiessen
         -------------                          -----------------------------
                                                Douglas  Thiessen
                                                President


INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.